UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Material under Rule 14a-12

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

On October 24, 2011, China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company”), Novel Gain Holdings Limited, a British Virgin Islands company (“Novel Gain”), CACMG Acquisition, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Novel Gain (“Merger Sub”), Mr. Xianfu Han and Mr. Weili He entered into an Agreement and Plan of Merger, dated October 24, 2011 (the “Merger Agreement”), pursuant to which Merger Sub was to merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Novel Gain. The Company filed a Current Report on Form 8-K, dated October 24, 2011, reporting its entry into the Merger Agreement under Item 1.01 and providing a description of the material terms thereof and a copy of the Merger Agreement as an exhibit thereto.

On July 9, 2012, the Board of Directors of the Company, acting on the unanimous recommendation of the Special Committee of the Board of Directors, determined to terminate the merger agreement based on the determination by all parties that the conditions to consummate the Merger cannot be satisfied, and the Company and the other parties to the Merger Agreement entered into the Termination of Agreement and Merger Agreement to terminate the Merger Agreement pursuant to Section 8.1(a) thereto. The termination takes effect immediately, and no fees are payable by the Company or the other parties in connection therewith.

Accordingly, the Company has cancelled and will no longer be holding a special meeting of its stockholders to consider and vote upon a proposal to approve the Merger Agreement.

Signatures

July 12, 2012	By Order of the Board of Directors

/s/ Xianfu Han
Xianfu Han
Chairman